ACRE Realty Investors Inc. Announces Closing of Sale Contract of North Springs Land in Fulton County, Georgia

NEW YORK, December 21, 2015 / PRNewswire/ - ACRE Realty Investors Inc. (NYSE MKT: AIII) (the “Company”) announces that, on December 17, 2015, it closed the previously announced sale of its North Springs land parcel for a sale price of $12,000,000.

On August 20, 2015, the Company filed a Current Report on Form 8-K to report that, through the Company’s operating partnership, ACRE Realty LP, the Company entered into a sale contract with Maple Multi-Family Land SE, L.P., a Delaware limited partnership (“Maple”), pursuant to which the Company agreed to sell, and Maple agreed to purchase, subject to the conditions in the contract, the Company’s North Springs land consisting of approximately 9.696 acres of real property in Sandy Springs, Fulton County, Georgia (the “North Springs Land”).

The North Springs Land was one of the four legacy properties that was acquired prior to the recapitalization transaction with A-III Investment Partners LLC. As described in our most recent Quarterly Report on Form 10-Q, the Company is in the process of selling its legacy properties.

The above description of the closing and related matters is only a summary, and you are encouraged to read the Company’s Current Report on Form 8-K, which the Company intends to file shortly after this press release is issued and which will be available free of charge at the SEC’s website at www.sec.gov.

Additional information about the Company, including links to SEC filings, is available on the Company’s website at www.acrerealtyinvestors.com. In addition, you may contact the Company at 212-878-3504.

Source: ACRE Realty Investors Inc.